Exhibit 5.3

Postfach 1548 | CH-8002 Zürich

TE Connectivity plc

Ten Earlsfort Terrace

Dublin 2 D02 T380

Ireland

TE Connectivity Switzerland Ltd.

Mühlenstrasse 26

CH-8200 Schaffhausen

Switzerland

Tyco Electronics Group S.A.

46 Place Guillaume II

L-1648 Luxembourg

Zurich, February 9, 2026

Ladies and Gentlemen,

This opinion is being rendered at the request of TE Connectivity Switzerland Ltd. (the "Additional Guarantor") in connection with the registration statement on Form S-3 (the "Registration Statement") of the Additional Guarantor, TE Connectivity plc (the "Parent Guarantor" and, together with the Additional Guarantor, the "Guarantors") and Tyco Electronics Group S.A. (the "Company") filed with the U.S. Securities and Exchange Commission (the "SEC"). This opinion as to Swiss law is issued in connection with the offering by the Company of an aggregate of USD 200,000,000 principal amount of its 4.500% Senior Notes due 2031 (the "2031 Notes") and an aggregate of USD 550,000,000 principal amount of its 4.875% Senior Notes due 2036 (the "2036 Notes" and together with the 2031 Notes, the "Securities"). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by the Additional Guarantor, a Swiss company, and the Parent Guarantor, an Irish public limited company. The 2031 Notes and related guarantee are to be issued pursuant to an Amended and Restated Indenture dated as of January 31, 2025 (the "Base Indenture"), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), as supplemented by the fifth supplemental indenture governing the 2031 Notes, to be dated as of February 9, 2026 (the "Fifth Supplemental Indenture") among the Company, the Guarantors and the Trustee. The 2036 Notes and related guarantee are to be issued pursuant to the Base Indenture as supplemented by the sixth supplemental indenture governing the 2036 Notes, to be dated as of February 9, 2026 (the "Sixth Supplemental Indenture"), among the Company, the Guarantors and the Trustee.

Bär & Karrer	February 9, 2026	2

1	Documents Examined

For the purpose of this opinion we have reviewed and relied upon the following documents (the "Documents"):

a)	a copy of the excerpt from the commercial register of the Canton of Schaffhausen in relation to the Additional Guarantor certified by such commercial register to be up-to-date as at February 5, 2026;

b)	a copy of the articles of association of the Additional Guarantor dated May 29, 2024, certified by the commercial register of the Canton of Schaffhausen to be up-to-date as at February 5, 2026 (the "Articles of Association");

c)	a signed copy of the Organizational Regulations dated August 27, 2024 and a copy of the resolutions adopted by the board of directors of the Additional Guarantor on January 21, 2026 (the "Resolutions");

d)	a copy of the signed underwriting agreement between the Company, the Guarantors and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC as representatives of the several underwriters listed on Schedule I thereto, dated January 26, 2026 (the "Underwriting Agreement");

e)	a copy of the signed Base Indenture;

f)	a copy of the signed Fifth Supplemental Indenture;

g)	a copy of the signed Sixth Supplemental Indenture;

h)	a copy of the signed guarantee with respect to the 2031 Notes dated February 9, 2026 in the form as set forth in Exhibit A to the Fifth Supplemental Indenture and a copy of the signed guarantee with respect to the 2036 Notes dated February 9, 2026 in the form as set forth in Exhibit A to the Sixth Supplemental Indenture (the "Guarantees", and the Guarantees, together with the Underwriting Agreement, the Base Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the "Subject Agreements"); and

i)	a copy of each of the pricing prospectus and the final prospectus relating to the offering and listing of the Securities (together, the "Prospectus").

Bär & Karrer	February 9, 2026	3

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Underwriting Agreement.

2	Assumptions

In stating our opinion we have assumed:

a)	the authenticity, accuracy and completeness of the Documents and other documentation examined by us submitted to us as originals and the conformity to the authentic documents of all Subject Agreements and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

c)	the genuineness of all signatures on the Subject Agreements;

d)	the authority, capacity and power of each of the persons signing the Subject Agreements (other than the Additional Guarantor in respect of the Subject Agreements);

e)	that any representation, warranty or statement of fact or law, other than as to the laws of Switzerland, made in any of the Documents is true, accurate and complete;

f)	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Additional Guarantor, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

g)	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Additional Guarantor, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Additional Guarantor purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

h)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Additional Guarantor in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the board of directors to effect entry by the Additional Guarantor into the Subject Agreements, not disclosed by the Articles of Association or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

Bär & Karrer	February 9, 2026	4

i)	that the Additional Guarantor has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Additional Guarantor;

j)	that all parties entered into the Subject Agreements for bona fide commercial reasons and at arm's length terms;

k)	that none of the parties to the Subject Agreements has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party, and that no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues it being noted that we are not aware of any of the foregoing having occurred by the date of this opinion in respect of the Additional Guarantor; and

l)	the Additional Guarantor was not granted any loans, non-refundable contributions or other financial support under any public financial support schemes, in particular pursuant to the COVID-19-Surety Ordinance (COVID-19-Solidarbürgschaftsverordnung) dated 25 March 2020 (as replaced by the COVID-19-Surety Act (COVID-19-Solidarbürgschaftsgesetz) dated 18 December 2020), the Swiss Ordinance on Hardship Measures for Companies in Connection with the COVID-19 Epidemic (COVID-19-Härtefallverordnung) dated 2 February 2022 or any similar federal or cantonal scheme in Switzerland.

3	Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

a)	The Additional Guarantor is a corporation duly organised and validly existing under the laws of Switzerland.

b)	The Additional Guarantor has the full corporate power and authority to execute, deliver and perform the Guarantees.

c)	The Additional Guarantor has taken all necessary corporate actions to authorize, execute and deliver the Guarantees and has validly signed the Guarantees in the form referred to in Section 1.

4	Qualifications

The opinions set out in Section 3 above are subject to the following qualifications:

a)	We express no opinion as to any law other than Swiss law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Switzerland. This opinion is limited to Swiss law as applied by the courts of Switzerland at the date hereof.

Bär & Karrer	February 9, 2026	5

b)	Where an obligation is to be performed in a jurisdiction other than Switzerland, the courts of Switzerland may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

c)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Switzerland, or as to the availability in Switzerland of remedies which are available in other jurisdictions.

d)	We have been retained as special Swiss legal counsel to the Additional Guarantor to advise on legal aspects (but not tax aspects) of the transaction contemplated by the Subject Agreements and the Prospectus and therefore we express no opinion on tax or accounting matters in relation to the transactions contemplated by the Subject Agreements, the Securities or the Prospectus.

e)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon on the condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Swiss law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Switzerland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

[Signature on following page]

Bär & Karrer	February 9, 2026	6

Yours faithfully

/s/ Bär & Karrer AG
Bär & Karrer AG